UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 9, 2023

Athersys, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33876	20-4864095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3201 Carnegie Avenue,	Cleveland,	Ohio	44115-2634
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (216) 431-9900
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATHX	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 10, 2023, the Board of Directors (the “Board”) of Athersys, Inc., a Delaware corporation (the “Company”), appointed Neema Mayhugh as a director to fill a newly created directorship on the Board resulting from the increase of the Board from five to six seats, effective immediately after the Company files its Quarterly Report on Form 10-Q for the Quarterly Period ended June 30, 2023 (the “Appointment Effective Time”).

Ms. Mayhugh has more than 20 years’ experience as a healthcare executive in consulting, corporate, academic and hospital settings. Ms. Mayhugh currently serves as the founding and managing partner of Wave Strategy which primarily focuses on the development of product concepts and early-stage technology emanating out of leading medical centers and biotechnology incubators. Prior to founding Wave Strategy, from 2015 to 2016, Ms. Mayhugh was the Chief Operating Officer of Mobile Hyperbaric Centers which provides hyperbaric medical services through contracted relationships with leading hospital centers. From 2007 to 2014, Ms. Mayhugh worked for The Cleveland Clinic where she directed all commercial relationships between the Cole Eye Institute and industry partners including start-up formation, licensing, intellectual property, clinical trials, consulting, and sponsored research projects and as part of her promotion to Associate General Manager in 2013, managed several high visibility commercialization projects and strategic prioritization of the therapeutics portfolio. Prior to such, she also held positions at Pfizer, Inc., Easton Associates, LLC, and Massachusetts General Hospital. In 1997, Ms. Mayhugh received her bachelor of science in Human Physiology from Boston University and in 2002 received her Ph.D in Pharmacy and Toxicology from Dartmouth College.

Ms. Mayhugh has been appointed to the following committees of the Board, effective as of the Appointment Effective Time: Nominations, Governance and Compliance Committee, Compensation Committee and Audit Committee.

Effective as of the date of the Appointment Effective Time (the “Grant Date”), the Company will grant Ms. Mayhugh an option to purchase 27,428 shares of the Company’s common stock (the “Option”) under the Company’s 2019 Equity and Incentive Compensation Plan (the “Equity Plan”). The option will vest as follows: one-third of the Option shall vest on the first anniversary of the Grant Date and thereafter in eight equal quarterly installments over the following two years.

The Company expects to enter into an indemnification agreement with Ms. Mayhugh in the same form as entered into with other Company directors (the “Indemnification Agreement”). The Indemnification Agreement provides that, to the extent permitted by Delaware law, the Company will indemnify Ms. Mayhugh against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by her in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of the Board. The Company’s form of Indemnification Agreement is filed with the SEC as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

There is no arrangement or understanding between Ms. Mayhugh and any other person pursuant to which she was selected as a director of the Company and there are no family relationships between Ms. Mayhugh and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Ms. Mayhugh has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.
On June 9, 2023, landlord (Seasons Business Center Four, LLC) brought suit against the Company in the Summit County, Ohio Court of Common Pleas asserting claims for Breach of Contract (Lease), Promissory Estoppel, and Unjust Enrichment relating to the subject Lease between the parties. The amount sought is undetermined but in excess of $25,000. The Company intends to file its Answer and Affirmative Defenses by the August 15, 2023 deadline and defend against the claims asserted.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 11, 2023

ATHERSYS, INC.

By:	/s/ Daniel Camardo
Name: Daniel Camardo Title: Chief Executive Officer